Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8, as amended (File No. 333-276733 and 333-272465) of Eightco Holdings, Inc., of our report dated April 1, 2024, relating to the consolidated financial statements of Eightco Holdings Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which appears in this Form 10-K.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

April 1, 2024